EQT Reports First Quarter 2025 Results

PITTSBURGH, April 22, 2025 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the first quarter of 2025.

First Quarter 2025 and Recent Highlights:
•Production: Sales volume of 571 Bcfe, at the high-end of guidance driven by strong well performance and minimal winter weather impact from integrated midstream coordination
•Capital Expenditures: $497 million, 19% below the mid-point of guidance due to lower-than-expected completions, land and midstream spending
•Realized Pricing: Differential $0.16 per Mcf tighter than mid-point of guidance due to tactical production response from opening chokes into strong winter pricing
•Operating Expenses: Total per unit operating costs of $1.05 per Mcfe, 8% below the mid-point of guidance driven by lower-than-expected LOE and gathering expense
•Cash Flow: Net cash provided by operating activities of $1,741 million; generated $1,036 million of free cash flow attributable to EQT(1)
•Balance Sheet: Exited the quarter with $8.4 billion total debt and $8.1 billion of net debt,(1) down approximately $1 billion from year-end 2024
•Increasing Annual Guidance: Raising 2025 production guidance by 25 Bcfe and lowering the mid-point of 2025 capital spending by $25 million due to continued efficiency gains, strong well performance and additional synergy capture from the Company's ownership of the gathering, transmission and storage assets acquired from Equitrans Midstream Corporation (Equitrans Midstream)
•Accretive Bolt-On Acquisition: Announcing agreement to acquire upstream and midstream assets of Olympus Energy for $1.8 billion(2); purchase price equates to ~3.4x adjusted EBITDA multiple(3) and ~15% unlevered free cash flow yield(4); pro-forma year-end 2025 net debt(1) forecasted to be ~$7 billion at recent strip, comfortably below $7.5 billion target

President and CEO Toby Z. Rice stated, "EQT is off to an exceptional start in 2025, with the first quarter generating the strongest financial results in recent company history. Seamless coordination across our integrated midstream and upstream assets resulted in volumes at the high end of guidance, and our tactical production response opening chokes into peak winter prices drove higher realizations. Along with lower-than-expected capital spending, EQT generated more than $1 billion of free cash flow(1) in the first quarter alone."

Rice continued, "We are raising 2025 production guidance by 25 Bcfe while reducing the mid-point of 2025 capital spending by $25 million due to strong well performance, ongoing efficiency gains and additional Equitrans Midstream synergy capture. This underscores the tremendous momentum we're experiencing at EQT and we see no signs of slowing down as we look ahead."

Rice added, "We are also announcing that we have entered into an agreement for the accretive bolt-on acquisition of the upstream and midstream assets of Olympus Energy, which has a vertically integrated asset base and an unlevered free cash flow breakeven price(5) comparable to EQT's peer leading position at the low end of the cost curve. The purchase price equates to an approximately 15% unlevered free cash flow yield(4), highlighting attractive value for EQT shareholders. Additionally, the assets are positioned adjacent to several proposed power generation projects, providing potential strategic value upside."

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Consideration is comprised of $500 million in cash and approximately 26 million shares of EQT common stock representing $1.3 billion, based on the 20-day volume-weighted average price of EQT common stock as of April 21, 2025.
(3)EQT expects the assets to be acquired from Olympus Energy (the Olympus Energy assets) to generate average annual adjusted EBITDA over the next three years of approximately $530 million, based on strip pricing as of April 16, 2025. The adjusted EBITDA multiple referred to in this news release is derived by dividing the purchase price (assuming no adjustments thereto at closing) by the Olympus Energy assets' projected 2025 – 2027 average annual adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for important information regarding this non-GAAP financial measure.
(4)EQT expects the Olympus Energy assets to generate average annual unlevered free cash flow over the next three years of approximately $270 million, based on strip pricing as of April 16, 2025. The unlevered free cash flow yield referred to in this news release is derived by dividing the Olympus Energy assets' projected 2025-2027 average annual unlevered free cash flow by the purchase price (assuming no adjustments thereto at closing). Unlevered free cash flow is a non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for important information regarding this non-GAAP financial measure.
(5)Defined as the average Henry Hub price needed to generate positive unlevered free cash flow in 2025. Unlevered free cash flow is a non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

First Quarter 2025 Financial and Operational Performance

	Three Months Ended March 31,
($ millions, except average realized price and EPS)	2025	2024	Change

Total sales volume (Bcfe)	571	534	37
Average realized price ($/Mcfe)	$3.77	$3.22	$0.55
Net income attributable to EQT	$242	$103	$139
Adjusted net income attributable to EQT (a)	$713	$364	$349
Diluted income per share (EPS)	$0.40	$0.23	$0.17
Adjusted EPS (a)	$1.18	$0.82	$0.36
Net income	$315	$103	$212
Adjusted EBITDA (a)	$1,781	$1,015	$766
Adjusted EBITDA attributable to EQT (a)	$1,644	$1,015	$629
Net cash provided by operating activities	$1,741	$1,156	$585
Adjusted operating cash flow (a)	$1,667	$951	$716
Adjusted operating cash flow attributable to EQT (a)	$1,531	$951	$580
Capital expenditures	$497	$549	$(52)
Capital contributions to equity method investments	$18	$3	$15
Free cash flow (a)	$1,151	$399	$752
Free cash flow attributable to EQT (a)	$1,036	$399	$637

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended March 31,
Per Unit ($/Mcfe)	2025	2024

Gathering	$0.08	$0.60
Transmission	0.44	0.32
Processing	0.14	0.11
Lease operating expense (LOE)	0.07	0.08
Production taxes	0.08	0.09
Operating and maintenance (O&M)	0.08	0.02
Selling, general and administrative (SG&A)	0.16	0.14
Operating costs	$1.05	$1.36

Production depletion	$0.95	$0.90

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume (Mcfe).

Gathering expense per Mcfe decreased for the three months ended March 31, 2025 compared to the same period in 2024 due primarily to the Company's ownership of the gathering, transmission and storage assets acquired in the Company's acquisition of Equitrans Midstream (the Equitrans Midstream Merger) completed in the third quarter of 2024 and the Company's ownership of additional interest in gathering assets located in Northeast Pennsylvania acquired in the second quarter of 2024. In addition, gathering expense per unit decreased due to the Company's divestitures of assets in Northeast Pennsylvania completed during 2024 (the NEPA Non-Operated Asset Divestitures).

Transmission expense per Mcfe increased for the three months ended March 31, 2025 compared to the same period in 2024 due primarily to capacity charges on the Mountain Valley Pipeline (the MVP) and additional contracted capacity on the Transco pipeline, partly offset by capacity released in connection with the NEPA Non-Operated Asset Divestitures.

Processing expense per Mcfe increased for the three months ended March 31, 2025 compared to the same period in 2024 due primarily to increased production of gas requiring processing from wells turned-in-line since the first quarter of 2024.

O&M expense per Mcfe increased for the three months ended March 31, 2025 compared to the same period in 2024 as a result of the Company's operation of the gathering, transmission and storage assets acquired in the Equitrans Midstream Merger.

SG&A expense per Mcfe increased for the three months ended March 31, 2025 compared to the same period in 2024 due primarily to higher personnel costs due to increased workforce headcount, including as a result of the Equitrans Midstream Merger.

Production depletion expense per Mcfe increased for the three months ended March 31, 2025 compared to the same period in 2024 due to increased sales volume and higher annual depletion rate.

Liquidity
As of March 31, 2025, the Company had no borrowings outstanding under EQT's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's revolving credit facility, as of March 31, 2025 was $3.8 billion.

As of March 31, 2025, total debt and net debt(1) were $8.4 billion and $8.1 billion, respectively, compared to $9.3 billion and $9.1 billion, respectively, as of December 31, 2024.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Accretive Bolt-On Acquisition
The Company has entered into a purchase agreement with Olympus Energy Holdings LLC, Hyperion Midstream LLC and Bow & Arrow Land Company LLC (collectively, Olympus Energy), pursuant to which the Company has agreed to acquire the upstream and midstream assets of Olympus Energy (the Olympus Energy Acquisition) for total consideration of $1.8 billion. Consideration is composed of approximately 26 million shares of EQT common stock, representing $1.3 billion based on the 20-day volume-weighted average price as of April 21, 2025, and $500 million in cash, as adjusted pursuant to customary closing purchase price adjustments. The Company expects to fund the cash consideration with cash on hand and borrowings under EQT's revolving credit facility.

The assets comprise a vertically integrated, contiguous 90,000 net acre position offsetting the Company's existing core acreage in Southwest Pennsylvania with net production of approximately 500 MMcf/d. The Company expects the assets to generate average annual adjusted EBITDA(1) and unlevered free cash flow(1) over the next three years of approximately $530 million and $270 million, respectively, at April 16, 2025 strip pricing, implying an attractive ~3.4x adjusted EBITDA multiple(3) and ~15% unlevered free cash flow yield.(4) Olympus Energy has over 10 years of high-quality Marcellus inventory at maintenance activity levels, with an additional 7 years of upside from the Utica. Olympus Energy's integrated platform and high-quality inventory drives an unlevered free cash flow breakeven price(5) comparable to the Company's peer-leading cost structure.

The transaction is expected to close early in the third quarter of 2025, subject to regulatory approval and the satisfaction of customary closing conditions. The transaction was unanimously approved by the Company's Board of Directors.

Moelis & Company served as lead financial advisor and Greenhill, a Mizuho affiliate, served as financial advisor to EQT, and Vinson & Elkins LLP is serving as EQT's legal counsel on the transaction. Jefferies LLC served as financial advisor to Olympus Energy, and Kirkland & Ellis LLP is serving as legal counsel to Olympus Energy.

2025 Outlook
In 2025, the Company expects total sales volume of 2,200 – 2,300 Bcfe, an increase of 25 Bcfe from its prior outlook. The Company expects to spend $1,950 – $2,070 million on maintenance capital expenditures in 2025, which is $25 million below its prior guidance. Expected maintenance capital expenditures spend includes $205 – $225 million of corporate and capitalized costs. The Company reaffirms its plans to spend $350 – $380 million on strategic growth capital expenditures in 2025, which targets the Company's pressure reduction program in addition to opportunistic, high-return water infrastructure and land opportunities. During 2025, the Company plans to turn-in-line (TIL) 95 – 120 net wells, including 32 – 50 net wells in the second quarter of 2025. Total sales volume in the second quarter of 2025 is expected to be 520 – 570 Bcfe.

All guidance items exclude the impact of the pending Olympus Energy Acquisition.

2025 Guidance

Production	Q2 2025	Full Year 2025
Total sales volume (Bcfe)	520 – 570	2,200 – 2,300
Liquids sales volume, excluding ethane (Mbbl)	3,900 – 4,200	15,700 – 16,500
Ethane sales volume (Mbbl)	1,550 – 1,700	6,600 – 7,000
Total liquids sales volume (Mbbl)	5,450 – 5,900	22,300 – 23,500

Btu uplift (MMBtu/Mcf)	1.050 – 1.060	1.055 – 1.065

Average differential ($/Mcf)	($0.80) – ($0.70)	($0.70) – ($0.50)

Resource Counts
Top-hole rigs	1 – 2	1 – 2
Horizontal rigs	2 – 3	2 – 3
Frac crews	2 – 3	2 – 3

Third-party Midstream Revenue ($ Millions)	$120 – $145	$550 – $650

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.08 – $0.10	$0.08 – $0.10
Transmission	$0.44 – $0.46	$0.43 – $0.45
Processing	$0.14 – $0.16	$0.13 – $0.15
LOE	$0.11 – $0.13	$0.10 – $0.12
Production taxes	$0.07 – $0.09	$0.09 – $0.11
O&M	$0.09 – $0.11	$0.09 – $0.11
SG&A	$0.17 – $0.19	$0.17 – $0.19
Operating costs	$1.10 – $1.24	$1.09 – $1.23

Equity Method Investments and Midstream JV Noncontrolling Interest ($ Millions)
Distributions from Mountain Valley Pipeline, LLC (the MVP Joint Venture) and Laurel Mountain Midstream LLC (LMM)	$60 – $70	$210 – $235
Distributions to Pipebox LLC (the Midstream JV) Noncontrolling Interest (a)	$95 - $110	$290 – $330

Capital Expenditures and Capital Contributions ($ Millions)
Upstream maintenance	$385 – $435	$1,465 – $1,545
Midstream maintenance	$85 – $100	$280 – $300
Corporate & capitalized costs	$50 – $60	$205 – $225
Total maintenance capital expenditures	$520 – $595	$1,950 – $2,070
Strategic growth capital expenditures	$80 – $105	$350 – $380
Total capital expenditures	$600 – $700	$2,300 – $2,450

Capital contributions to equity method investments (b)	$20 – $30	$50 – $60

(a)Assumes Midstream JV cash distributions of 60% to third-party noncontrolling interest.
(b)Includes capital contributions to the MVP Joint Venture (including the MVP mainline, MVP Southgate and MVP Expansion) and LMM.

First Quarter 2025 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday April 23, 2025 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of April 16, 2025)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q2 2025 (a)	Q3 2025	Q4 2025
Hedged Volume (MMDth)	336	281	281
Hedged Volume (MMDth/d)	3.7	3.1	3.1
Swaps – Short
Volume (MMDth)	290	281	95
Avg. Price ($/Dth)	$3.11	$3.26	$3.27
Calls – Short
Volume (MMDth)	46	—	137
Avg. Strike ($/Dth)	$3.48	$—	$5.49
Puts – Long
Volume (MMDth)	46	—	186
Avg. Strike ($/Dth)	$2.83	$—	$3.30
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$—	$(45)

(a)April 1 through June 30.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, diluted EPS, net income, net cash provided by operating activities, total Production operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

Adjusted Net Income Attributable to EQT and Adjusted EPS
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding.

As a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the Company has adjusted its non-GAAP measure of adjusted net income attributable to EQT. Beginning in the first quarter of 2025, adjusted net income attributable to EQT and the related non-GAAP financial measure of adjusted EPS are no longer adjusted for income from investments, distributions received from equity method investments or non-cash interest expense (amortization). Adjusted net income attributable to EQT and adjusted EPS presented in this news release for the comparative period have also been calculated based on the updated definition.

The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

	Three Months Ended March 31,
	2025	2024

	(Thousands, except per share amounts)
Net income attributable to EQT Corporation	$242,139	$103,488
Add (deduct):
Loss on sale/exchange of long-lived assets	231	147
Impairment and expiration of leases	2,661	9,209
Loss (gain) on derivatives	678,919	(106,511)
Net cash settlements (paid) received on derivatives	(91,986)	451,004
Premiums paid for derivatives that settled during the period	—	(34,669)
Other expenses (a)	6,626	22,852
Loss on debt extinguishment	11,680	3,449
Tax impact of non-GAAP items (b)	(137,060)	(84,942)
Adjusted net income attributable to EQT	$713,210	$364,027

Diluted weighted average common shares outstanding	602,838	444,967
Diluted EPS	$0.40	$0.23
Adjusted EPS	$1.18	$0.82

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred by the Company had these items been excluded from net income attributable to EQT Corporation, which resulted in a blended tax rate of 22.5% and 24.6% for the three months ended March 31, 2025 and 2024, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA, Adjusted EBITDA Attributable to Noncontrolling Interests and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding interest expense, income tax expense, depreciation, depletion and amortization, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the third-party ownership interests in the Non-Wholly-Owned Consolidated Subsidiaries (defined below).

As a result of the Company's completion of the Equitrans Midstream Merger in July 2024, which meaningfully increased the Company's equity method investments, the Company adjusted its non-GAAP measure of adjusted EBITDA. Beginning in the third quarter of 2024, adjusted EBITDA was changed to include distributions received from equity method investments. In addition, as a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, beginning in the first quarter of 2025, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated results, and, therefore the Company began presenting adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA and adjusted EBITDA attributable to noncontrolling interests presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

	Three Months Ended March 31,
	2025	2024

	(Thousands)
Net income	$315,418	$103,063
Add (deduct):
Interest expense, net	117,569	54,371
Income tax expense	78,668	24,302
Depreciation, depletion and amortization	620,775	486,750
Loss on sale/exchange of long-lived assets	231	147
Impairment and expiration of leases	2,661	9,209
Loss (gain) on derivatives	678,919	(106,511)
Net cash settlements (paid) received on derivatives	(91,986)	451,004
Premiums paid for derivatives that settled during the period	—	(34,669)
Other expenses (a)	6,626	22,852
Income from investments	(26,462)	(2,260)
Distributions from equity method investments	66,562	2,852
Loss on debt extinguishment	11,680	3,449
Adjusted EBITDA	1,780,661	1,014,559
(Deduct) add: Adjusted EBITDA attributable to noncontrolling interests (b)	(136,800)	296
Adjusted EBITDA attributable to EQT	$1,643,861	$1,014,855

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities.
(b)A non-GAAP financial measure. See below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

The Company consolidates its controlling equity interests in the Midstream JV, Eureka Midstream Holdings, LLC (Eureka Midstream Holdings) and Teralytic Holdings Inc. (Teralytic, and, together with the Midstream JV and Eureka Midstream Holdings, the Non-Wholly-Owned Consolidated Subsidiaries). The table below reconciles adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries and adjusted EBITDA attributable to noncontrolling interests with net income of the Non-Wholly-Owned Consolidated Subsidiaries, the most comparable financial measure as calculated in accordance with GAAP. The Company's management believes adjusted EBITDA attributable to noncontrolling interests provides useful information to investors regarding the impact of the third-party ownership interest in the Non-Wholly-Owned Consolidated Subsidiaries on the Company's financial condition and results of operations.

	Three Months Ended March 31,
	2025	2024

	(Thousands)
Non-Wholly-Owned Consolidated Subsidiaries:
Net income (loss)	$178,443	$(1,182)
Add (deduct):
Interest expense, net	3,891	—
Depreciation and amortization	31,002	359
Loss on sale/exchange of long-lived assets	47	—
Income from investments	(42,863)	—
Distributions from equity method investments	65,787	—
Adjusted EBITDA	236,307	(823)
(Deduct) add: Adjusted EBITDA of the Non Wholly-Owned Consolidated Subsidiaries attributable to EQT (a)	(99,507)	527
Adjusted EBITDA attributable to noncontrolling interests	$136,800	$(296)

(a)Adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries attributable to EQT is calculated based on EQT's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV, 60% ownership interest in Eureka Midstream Holdings and 34.6% ownership interest in Teralytic. The Company believes that using its distribution share from the Midstream JV in the calculation of adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries attributable to EQT best reflects the economic impact of the Company's investment in the Midstream JV on adjusted EBITDA and earnings trends.

In this news release, the Company has disclosed the average annual adjusted EBITDA (defined as net income excluding interest expense, income tax expense, depreciation, depletion and amortization expense and the revenue impact of changes in the fair value of derivative instruments prior to settlement) expected to be generated by the Olympus Energy assets during 2025 – 2027. However, the Company has not provided average annual net income expected to be generated from the Olympus Energy assets during such years or a reconciliation of the Olympus Energy assets' projected 2025 – 2027 average annual adjusted EBITDA to the assets' projected 2025 – 2027 average annual net income, the most comparable financial measure calculated in accordance with GAAP. Net income includes the impact of income tax expense, depreciation, depletion and amortization expense and the revenue impact of changes in the projected fair value of derivative instruments prior to settlement, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, the Company is unable to provide projected 2025 – 2027 average annual net income from the Olympus Energy assets, or the related reconciliations of projected 2025 – 2027 average annual adjusted EBITDA from the Olympus Energy assets to projected 2025 – 2027 average annual net income therefrom, without unreasonable effort.

Adjusted Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT, Free Cash Flow, Free Cash Flow Attributable to EQT and Unlevered Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Adjusted operating cash flow attributable to EQT is defined as adjusted operating cash flow less adjusted EBITDA attributable to noncontrolling interests excluding net interest expense attributable to noncontrolling interests. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to equity method investments. Free cash flow attributable to EQT is defined as adjusted operating cash flow attributable to EQT less accrual-based capital expenditures and capital contributions to equity method investments excluding the proportionate share of accrual-based capital expenditures and capital contributions to equity method investments attributable to the third-party ownership interests in the Non-Wholly-Owned Consolidated Subsidiaries. The Company's management believes adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

As a result of the Company's completion of the Equitrans Midstream Merger in July 2024, which meaningfully increased the Company's equity method investments, the Company adjusted its non-GAAP measure of free cash flow. Beginning in the third quarter of 2024, free cash flow was changed to exclude capital contributions to equity method investments. In addition, as a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated cash flows, and, therefore the Company began presenting free cash flow attributable to EQT. Free cash flow and free cash flow attributable to EQT presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes these measures provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The tables below reconcile adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

	Three Months Ended March 31,
	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,741,167	$1,155,663
Increase in changes in other assets and liabilities	(74,399)	(205,122)
Adjusted operating cash flow	1,666,768	950,541
(Deduct) add:
Capital expenditures	(497,444)	(548,987)
Capital contributions to equity method investments	(17,946)	(2,608)
Free cash flow	$1,151,378	$398,946

	Three Months Ended March 31,
	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,741,167	$1,155,663
Increase in changes in other assets and liabilities	(74,399)	(205,122)
Adjusted operating cash flow	1,666,768	950,541
(Deduct) add:
Adjusted EBITDA attributable to noncontrolling interests (a)	(136,800)	296
Net interest expense attributable to noncontrolling interests	1,252	—
Adjusted operating cash flow attributable to EQT (b)	1,531,220	950,837
(Deduct) add:
Capital expenditures	(497,444)	(548,987)
Capital contributions to equity method investments	(17,946)	(2,608)
Capital expenditures attributable to noncontrolling interests	10,182	—
Capital contributions to equity method investments attributable to noncontrolling interests	9,536	—
Free cash flow attributable to EQT (b)	$1,035,548	$399,242

(a)A non-GAAP financial measure. See above for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.
(b)Adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT are calculated based on EQT's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV, 60% ownership interest in Eureka Midstream Holdings and 34.6% ownership interest in Teralytic. The Company believes that using its distribution share from the Midstream JV in the calculation of these measures best reflect the economic impact of the Company's investment in the Midstream JV on adjusted operating cash flow, free cash flow and earnings trends.

In this news release, the Company has disclosed the average annual unlevered free cash flow expected to be generated by the Olympus Energy assets during 2025 – 2027. Unlevered free cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities, accrual-based capital expenditures, capital contributions to equity method investments and interest expense. The Company has not provided the Olympus Energy assets' projected 2025 – 2027 average annual net cash provided by operating activities or reconciliations of the Olympus Energy assets' projected 2025 – 2027 average annual unlevered free cash flow to the Olympus Energy assets' projected 2025 – 2027 average annual net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and unlevered free cash flow. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide the Olympus Energy assets' projected 2025 – 2027 average annual net cash provided by operating activities, or the related reconciliations of the Olympus Energy assets' projected 2025 – 2027 average annual unlevered free cash flow to such assets' projected 2025 – 2027 average annual net cash provided by operating activities, without unreasonable effort.

Production Adjusted Operating Revenues
Production adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives; and, prior to the Equitrans Midstream Merger, was referred to as adjusted operating revenues) is defined as total Production operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and Production net marketing services and other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Production adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes Production net marketing services and other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Production adjusted operating revenues with total Production operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

	Three Months Ended March 31,
	2025	2024

	(Thousands, unless otherwise noted)
Total Production operating revenues	$1,569,283	$1,408,801
Add (deduct):
Production loss (gain) on derivatives	678,919	(106,511)
Net cash settlements (paid) received on derivatives	(91,986)	451,004
Premiums paid for derivatives that settled during the period	—	(34,669)
Production net marketing services and other revenues	(3,475)	1,615
Production adjusted operating revenues	$2,152,741	$1,720,240

Total sales volume (MMcfe)	570,751	534,050
Average sales price ($/Mcfe)	$3.93	$2.44
Average realized price ($/Mcfe)	$3.77	$3.22

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings and senior notes. The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

	March 31, 2025	December 31, 2024	September 30, 2024

	(Thousands)
Current portion of debt (a)	$285,000	$320,800	$400,150
Revolving credit facility borrowings (b)	—	150,000	2,297,000
Term loan facility borrowings	—	—	497,970
Senior notes	8,107,783	8,853,377	10,598,428
Total debt	8,392,783	9,324,177	13,793,548
Less: Cash and cash equivalents	281,764	202,093	88,980
Net debt	$8,111,019	$9,122,084	$13,704,568

(a)As of both March 31, 2025 and December 31, 2024, the current portion of debt included Eureka Midstream, LLC's (Eureka Midstream) revolving credit facility. Eureka Midstream is a wholly-owned subsidiary of Eureka Midstream Holdings. As of September 30, 2024, the current portion of debt included EQM Midstream Partners, LP's 6.000% senior notes due 2025. See the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2025 and September 30, 2024 for further discussion.
(b)As of September 30, 2024, revolving credit facility borrowings included $330 million of borrowings under Eureka Midstream's revolving credit facility.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains, and certain statements made during the above referenced conference call will be, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release or made during the above referenced conference call specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding EQT’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes; projected capital expenditures and per unit operating costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; statements regarding the pending acquisition of the Olympus Energy assets, including financial projections related thereto; the Company's ability to achieve the intended operational, financial and strategic benefits from pending and recently completed strategic transactions, including the pending Olympus Energy Acquisition, and the anticipated synergies therefrom and the timing of achieving such synergies, if at all; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release or made during the above referenced conference call involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company's hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company's ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company's joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company's business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions, including the pending Olympus Energy Acquisition. These and other risks and uncertainties are described under the “Risk Factors” section and elsewhere in EQT's Annual Report on Form 10-K for the year ended December 31, 2024 and other documents EQT subsequently files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$2,244,727	$1,303,905
(Loss) gain on derivatives	(678,919)	106,511
Pipeline, net marketing services and other	174,042	1,852
Total operating revenues	1,739,850	1,412,268
Operating expenses:
Transportation and processing	378,209	545,181
Production	88,438	90,649
Operating and maintenance	47,297	11,670
Exploration	1,051	916
Selling, general and administrative	91,464	73,053
Depreciation, depletion and amortization	620,775	486,750
Loss on sale/exchange of long-lived assets	231	147
Impairment and expiration of leases	2,661	9,209
Other operating expenses	13,474	11,973
Total operating expenses	1,243,600	1,229,548
Operating income	496,250	182,720
Income from investments	(26,462)	(2,260)
Other income	(623)	(205)
Loss on debt extinguishment	11,680	3,449
Interest expense, net	117,569	54,371
Income before income taxes	394,086	127,365
Income tax expense	78,668	24,302
Net income	315,418	103,063
Less: Net income (loss) attributable to noncontrolling interests	73,279	(425)
Net income attributable to EQT Corporation	$242,139	$103,488

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	597,976	439,459
Net income attributable to EQT Corporation	$0.40	$0.24

Diluted:
Weighted average common stock outstanding	602,838	444,967
Net income attributable to EQT Corporation	$0.40	$0.23

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended March 31,
	2025	2024

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	536,338	499,274
NYMEX price ($/MMBtu)	$3.65	$2.26
Btu uplift	0.18	0.13
Natural gas price ($/Mcf)	$3.83	$2.39

Basis ($/Mcf) (a)	$(0.01)	$(0.14)
Cash settled basis swaps ($/Mcf)	(0.08)	(0.03)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.09)	$(0.17)
Average adjusted price ($/Mcf)	$3.74	$2.22
Cash settled derivatives ($/Mcf)	(0.08)	0.86
Average natural gas price, including cash settled derivatives ($/Mcf)	$3.66	$3.08
Natural gas sales, including cash settled derivatives	$1,962,191	$1,537,866

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	20,872	20,732
Sales volume (Mbbl)	3,479	3,455
NGLs price ($/Bbl)	$44.49	$41.59
Cash settled derivatives ($/Bbl)	(1.22)	0.01
Average NGLs price, including cash settled derivatives ($/Bbl)	$43.27	$41.60
NGLs sales, including cash settled derivatives	$150,535	$143,731
Ethane:
Sales volume (MMcfe) (b)	11,170	11,370
Sales volume (Mbbl)	1,861	1,895
Ethane price ($/Bbl)	$10.23	$6.58
Ethane sales	$19,054	$12,462
Oil:
Sales volume (MMcfe) (b)	2,371	2,674
Sales volume (Mbbl)	395	446
Oil price ($/Bbl)	$53.05	$58.74
Oil sales	$20,961	$26,181

Total liquids sales volume (MMcfe) (b)	34,413	34,776
Total liquids sales volume (Mbbl)	5,735	5,796
Total liquids sales	$190,550	$182,374

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$2,152,741	$1,720,240
Total sales volume (MMcfe)	570,751	534,050
Average realized price ($/Mcfe)	$3.77	$3.22

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Production adjusted operating revenues, a non-GAAP supplemental financial measure.